SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SAZTEC INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)


          ------------------------------------------------------------
            (Name of Person(s) Filing Consent Solicitation Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)       Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------

        2)       Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------

        4)       Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------

        5)       Total fee paid:

                 --------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:

                 --------------------------------------------------------------

        2)       Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------

        3)       Filing Party:

                 --------------------------------------------------------------

        4)       Date Filed:

                 --------------------------------------------------------------

                           SAZTEC INTERNATIONAL, INC.
                                 43 MANNING ROAD
                         BILLERICA, MASSACHUSETTS 01821
                            TELEPHONE: (508) 262-9600


Dear Shareholders:

         The Board of Directors of Saztec International, Inc. is soliciting consents from shareholders in favor of a proposed amendment to the Company's Restated Articles of Incorporation. The proposed amendment is to effect a one for four reverse stock split of the Company's Common Stock, whereby four outstanding shares of Common Stock of the Company will be combined into one share of Common Stock after the stock split, and to increase the number of authorized shares of Common Stock from 5,000,000 (after giving effect to the reverse stock split) to 10,000,000 shares. The approval of this amendment is a condition to the Company closing the sale of 860,000 shares of Common Stock and warrants to purchase an additional 860,000 shares of Common Stock (on a post-reverse split basis) to investors for an aggregate purchase price of $860,000. The proposed amendment and private placement transaction are described in the attached Consent Solicitation Statement.

         The Board of Directors recommends that shareholders give their consent to the approval of the proposed amendment. The approval of the amendment will enable the Company to complete the private placement transaction.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                         Sincerely,



                                         Gary N. Abernathy
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


September __, 1997

                           SAZTEC INTERNATIONAL, INC.
                                 43 MANNING ROAD
                         BILLERICA, MASSACHUSETTS 01821
                            TELEPHONE: (508) 262-9600


                         CONSENT SOLICITATION STATEMENT


                    SOLICITATION AND REVOCABILITY OF CONSENTS

         This Consent Solicitation Statement is furnished in connection with the solicitation of consents by the Board of Directors of Saztec International, Inc. (the "Company") in favor of a proposed amendment to the Company's Restated Articles of Incorporation. The Board of Directors of Saztec International, Inc. is soliciting consents from shareholders in favor of an amendment to the Company's Restated Articles of Incorporation to effect a one for four reverse stock split of the Company's Common Stock, whereby four outstanding shares of Common Stock of the Company will be combined into one share of Common Stock after the stock split (and the Company's 20,000,000 authorized shares of Common Stock will be combined into 5,000,000 shares) and to increase the number of authorized shares of Common Stock from 5,000,000 (after giving effect to the reverse stock split) to 10,000,000 shares. The approval of this amendment is a condition to the Company closing the sale of 860,000 shares of Common Stock and warrants to purchase an additional 860,000 shares of Common Stock (on a post-reverse split basis) to investors for an aggregate purchase price of $860,000. One of the investors (an affiliate of the Company's largest shareholder) has already purchased 300,000 units (consisting of 300,000 shares of Common Stock and warrants to purchase an additional 300,000 shares, all computed on a post-reverse stock split basis).

         The approximate date on which this Consent Solicitation Statement and accompanying Consent card are first being sent or given to shareholders is September __, 1997.

         Consents must be submitted by October 31, 1997, to be effective.

         Shares represented by each Consent, if properly executed and returned to the Company, will constitute a vote in favor of the proposed amendment to the Company's Restated Articles of Incorporation. A shareholder executing a Consent may revoke it at any time before it is acted upon by giving written notice to the Secretary of the Company at the address set forth above. A shareholder who does not consent to the proposed amendment does not need to take any action. The Consent does not need to be executed or returned to reflect a disapproval of the amendment. The failure to execute and return a Consent to the Company has the effect of voting against the amendment.

         All expenses of this Consent solicitation will be borne by the Company. The Company estimates that the expenses of the Consent solicitation will not exceed $15,000.


                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

         On September 12, 1997, there were outstanding 15,487,851 shares of Common Stock of the Company. The record date for determining shareholders entitled to grant Consents will be the first date on which a Consent is received by the Company. The Consent of the holders of at least a majority of the shares of Common Stock as of that record date is necessary to approve the reverse stock split and the increase in the number of authorized shares of Common Stock. Each share of Common Stock is entitled to one vote on the proposed amendment.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of September 12, 1997, information concerning the beneficial ownership of the Common Stock of the Company by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers of the Company as a group.

                                                                            TOTAL            PERCENT
                                                                         BENEFICIAL            OF
NAME OF BENEFICIAL OWNER                                                  OWNERSHIP          CLASS(1)
------------------------                                                 ----------          --------

Gary N. Abernathy(2)...............................................         211,159            1.1
43 Manning Road
Billerica, MA  01821

Robert P. Dunne(3).................................................         868,332            4.5
928 Southwest Tenth Street
Miami, FL  33130

Lee R. Petillon....................................................         118,000              *
21515 Hawthorne Blvd., #1260
Torrance, CA  90503

Tom W. Olofson(4)..................................................         396,000            2.0
501 Kansas Ave.
Kansas City, KS  66105

Richard P. Kiphart(5)..............................................       1,565,786            8.2
222 West Adams
Chicago, IL  60603

Tallard B.V.(6)....................................................       6,529,364           34.3
c/o Peder G. Wallenberg
Amsteldijk 166 Rivierstaete
1079 LH Amsterdam

Datamatics Technologies PVT. LTD.(7)...............................       1,600,000            8.4
C/o Dr. Lalit S. Kanodia, Chairman
Unit #118-120, SDF 4
SEEPZ Andheri (East)
Bombay 400 096, India

Pradeep Barthakur(8)...............................................         823,000            4.3
26 Derby Lane
Tyngsboro, MA  01879

All directors and executive officers as a group (9 persons)........       2,600,491           13.6

----------------
*    Less than one percent (1%).

(1) Based on 15,487,851 shares outstanding on September 12, 1997, 116,666 shares authorized to be issued, 546,600 exercisable options and warrants to issue an additional 2,884,000 shares, in aggregate, at such date, for a total of 19,035,117.

(2) The shares beneficially owned by Mr. Abernathy are issued in the following manner: 10,759 shares in the name of Information Control, Inc. which is wholly-owned by Mr. Abernathy, a vested right to acquire 96,000 shares pursuant to stock options, 64,400 shares owned directly, and warrants for 40,000 shares.

(3) The shares beneficially owned by Mr. Dunne consist of: 94,565 shares in the name of Robertson Corporation (of which Mr. Dunne is the sole owner), a vested right to acquire 249,000 shares pursuant to stock options, warrants to purchase 120,000 shares, 300 shares held by the Amy Schneeberger Trust, of which Mr. Dunne is a trustee, 400 shares held by Mrs. Dunne's Individual Retirement Account, and 404,067 shares owned directly.

(4) The shares beneficially owned by Mr. Olofson consist of: 226,000 shares owned directly, vested options to purchase 30,000 shares, and warrants to purchase 140,000 shares.

(5) The shares beneficially owned by Mr. Kiphart are issued in the following manner: 1,302,746 shares owned directly, warrants to purchase 120,000 shares, and 143,040 shares held in total by three trusts for Mr. Kiphart's children, of which Mrs. Kiphart is the trustee.

(6) The shares beneficially owned by Tallard B.V. are held in the following manner: 4,129,364 shares owned directly by Tallard B.V., 83,333 shares authorized to be issued, 1,200,000 shares in the name of Tallard Infologix N.V., a wholly-owned subsidiary of Tallard B.V., and warrants to purchase 1,200,000 shares in the name of Tallard Infologix N.V. Tallard B.V. is wholly owned by Mr. Wallenberg, and he may be deemed to be the beneficial owner of all shares held by Tallard B.V. and Tallard Infologix N.V.

(7) The shares beneficially owned by Datamatics Technologies PVT. LTD. consist of: 800,000 shares owned directly and warrants to purchase 800,000 shares. Datamatics Technologies PVT. LTD. is wholly owned by Dr. Lalit S. Kanodia, and he may be deemed to be the beneficial owner of these shares.

(8) The shares held by Mr. Barthakur consist of 420,000 shares owned directly, vested rights to purchase 3,000 shares pursuant to stock options, and warrants to purchase 400,000 shares.



                      BACKGROUND FOR THE PROPOSED AMENDMENT

         Various directors, officers and existing shareholders of the Company (the "Buyers") agreed to purchase from the Company 860,000 units (the "Units"), each Unit consisting of (i) one share of Common Stock of the Company; and (ii) one warrant to purchase one share of Common Stock of the Company for a purchase price of $2.00 per share. The warrants are exercisable for two years after the date of issuance of the warrants. The aggregate purchase price for the 860,000 Units is $860,000. One of the investors (an affiliate of the Company's largest shareholder) has already purchased 300,000 Units (consisting of 300,000 shares of Common Stock and warrants to purchase an additional 300,000 shares, all computed on a post-reverse stock split basis) to provide immediate working capital for the Company.

         The terms of the Subscription Agreements between the Company and the Buyers for the purchase of the Units provides that the obligation of the Buyers to purchase the Units is subject to the condition that the Company obtains shareholder approval of and completes a reverse stock split whereby four shares of currently issued and outstanding Common Stock are converted into one share of issued and outstanding Common Stock. The Company does not presently have (and after the reverse stock split will not have) sufficient authorized but unissued shares of Common Stock to issue to the Buyers under the Subscription

Agreement and the warrants. Accordingly, the Company is simultaneously with the reverse stock split seeking shareholder approval of an amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 5,000,000 to 10,000,000 shares, after giving effect to the reverse stock split. This Consent Solicitation Statement has been prepared by the Company in an effort to satisfy each of these conditions.

         Each of the Buyers is or is affiliated with an existing director, officer or significant shareholder of the Company. The following table sets forth the name of each Buyer and the number of Units for which each Buyer has subscribed.

BUYER                                  NO. OF UNITS                  PRICE
-----                                  ------------                  -----

Tallard Infologix N.V.(1)                700,000                   $700,000
Pradeep Barthakur(2)                      75,000                     75,000
Tom W. Olofson(3)                         35,000                     35,000
Richard Kiphart(4)                        25,000                     25,000
Petillon & Hansen(5)                      10,000                     10,000
Robert P. Dunne(6)                        10,000                     10,000
Gary N. Abernathy(7)                       5,000                      5,000
                                         -------                    -------

         TOTAL                           860,000                   $860,000

---------------
(1) Tallard Infologix, N.V. is affiliated with Tallard B.V., which is the approximately 34% shareholder of the Company (prior to the completion of the sale of the Units). In order to meet the short-term cash needs of the Company, Tallard Infologix has already purchased 300,000 Units (on a post-split basis) for $300,000.

(2)  Mr. Barthakur is a director of the Company.

(3)  Mr. Olofson is a director of the Company.

(4)  Mr. Kiphart is an 8% shareholder of the Company.

(5) Petillon & Hansen is a law firm of which Mr. Lee Petillon, a director of the Company, is a principal.

(6)  Mr. Dunne is the Chairman of the Board of the Company.

(7) Mr. Abernathy is the President and Chief Executive Officer and a director of the Company.

         The Company believes that the investment by the Buyers in the Company will improve the Company's financial position. The Company has experienced several years of financial losses, and has experienced and continues to experience difficulties with its liquidity and cash flow. The proposed transaction with the Buyers will provide the Company with increased liquidity and cash flow, thereby allowing it to more effectively conduct its business operations.

         The issuance of the Units to the Buyers, at the price set forth above, will not adversely affect the rights of existing shareholders.

                    PROPOSAL TO EFFECT A REVERSE STOCK SPLIT
                      IN THE COMPANY'S COMMON STOCK AND TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES

         The Company's Board of Directors recommends that the Company's shareholders approve an amendment (the "Amendment") to the Company's Restated Articles of Incorporation that would effect a one for four reverse stock split of the Common Stock of the Company, whereby four outstanding shares of Common Stock of the Company would be combined into one share of Common Stock of the Company. The Company is currently authorized to issue 20,000,000 shares of Common Stock, which number will be automatically reduced to 5,000,000 shares if the reverse stock split is approved and effected. The Company's Board of Directors recommends that the Company's shareholders approve (simultaneously with the approval of the reverse stock split) the Amendment, which would also increase the authorized shares of the Company's Common Stock from 5,000,000 shares to 10,000,000 shares (after giving effect to the reverse stock split). If the Amendment is approved by the Company's shareholders, ARTICLE FOURTH of the Company's Restated Articles of Incorporation, as amended, will read as follows:

         "FOURTH: (a) Upon the effectiveness of this amendment each of the issued and outstanding shares of common stock of the Corporation shall be, and hereby is, automatically reclassified as and converted into shares of common stock of the Corporation on the basis of one (1) share of newly issued common stock for each four (4) shares of common stock held by the Corporation's shareholders prior to the filing of this amendment. Any fractional shares created by this 1-for-4 reverse stock split shall be canceled and paid in cash to the shareholder upon the issuance of the shareholder's stock certificate, calculated in accordance with the closing trading price for the Corporation's common stock on the date this amendment is filed.

                 (b) The Corporation shall have authority to issue two classes of stock, 1,000,000 shares of preferred stock ("Preferred Stock"), and 10,000,000 shares of common stock ("Common Stock").

                 (c) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly-unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

         The amendment to the Articles of Incorporation of the Company to effect the reverse stock split is being undertaken primarily because it is a condition to the sale of the Units to the Buyers. The amendment is also desirable because the Company believes that the reverse stock split should have a corresponding increase in the trading price of the Common Stock, although the Company makes no representation that there will be any increase in the trading price for the Common Stock after the reverse stock split or that any trading price for the Common Stock immediately after the reverse stock split will be maintained. The Company believes that a higher trading price for the Common Stock could increase the liquidity of the Common Stock in the market.

         The Company proposes to increase the number of authorized shares of its Common Stock to 10,000,000 shares to provide additional shares primarily so that it will have sufficient authorized but unissued shares of Common Stock to complete the sale of 860,000 shares of Common Stock and warrants to purchase an additional 860,000 shares of Common Stock to the Buyers. The Company also proposes the increase in the number of authorized shares of its Common Stock to provide additional shares for general corporate purposes, including, raising additional capital, issuances pursuant to employee stock and option plans, possible future acquisitions and stock dividends and splits. There are no present plans, understandings or agreements, however, for issuing shares of Common Stock from the currently authorized shares of Common Stock or the additional shares of stock proposed to be authorized pursuant to the Amendment, other than the proposed sale of the Units to the Buyers. The increase in the total number of shares of authorized Common Stock will enable the Company to complete the sale of the Units to the Buyers, and the Board of Directors believes that it will better enable the Company to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities. The proposed increase will also provide additional shares for corporate purposes generally.

         The Company's issuance of shares of Common Stock, including the additional shares that will be authorized if the proposed Amendment is adopted, may dilute the present equity ownership position of current holders of Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws.

         The Board of Directors believes that, as proposed, the approval of the Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires the consent of the holders of a majority of the Company's outstanding shares of Common Stock.

             THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS GIVE THEIR CONSENT TO THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO EFFECT A ONE FOR FOUR REVERSE STOCK SPLIT OF THE COMMON STOCK AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.



                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         --------------------------------------
                                         Kent L. Meyer, Secretary

Billerica, Massachusetts
September __, 1997

                           SAZTEC INTERNATIONAL, INC.
                   CONSENT SOLICITED BY THE BOARD OF DIRECTORS



               THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF
                    DIRECTORS OF SAZTEC INTERNATIONAL, INC.

         The undersigned hereby consents, in accordance with the California General Corporation Law, to the adoption of an amendment to the Restated Articles of Incorporation of Saztec International, Inc. to effect a one for four reverse stock split and to increase the authorized number of shares of Common Stock from 5,000,000 to 10,000,000 (after giving effect to the reverse stock split), as described in the Saztec International, Inc. Consent Solicitation Statement dated September __, 1997.

       IF YOU DO NOT CONSENT TO THE PROPOSED AMENDMENT, YOU DO NOT NEED TO TAKE ANY ACTION.

                                          Dated:  ______________________, 1997.

                                          -------------------------------------

                                          Please sign name(s) exactly as shown
                                          at left. When signing as executor,
                                          administrator, trustee or guardian,
                                          give full title as such; when shares
                                          have been issued in names of two or
                                          more persons, all should sign.